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                                                                    Exhibit 21.1

                          Subsidiaries of Roxio, Inc.
                                   April 2001

                            State or Jurisdiction of    Name Under Which Business is
Name                        Incorporation               Conducted
----                        ------------------------    ----------------------------
Wild File, Inc............  Delaware                    Wild File, Inc.
Roxio International B.V...  Maastricht, The Netherlands Roxio International B.V.
Roxio CI Ltd..............  Cayman Islands              Roxio CI Ltd
Roxio Co. KG (formerly
 CeQuadrat GmbH)..........  Germany                     Roxio Co. KG
Roxio Japan Inc...........  Japan                       Roxio Japan Inc.
Roxio ApS.................  Denmark                     Roxio ApS
CG1Verwaltungsgesellschaft
 mbH......................  Germany                     CG1Verwaltungsgesellschaft mbH